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                                                                   Exhibit 10.24

                            ASTEA INTERNATIONAL INC.

                             MODIFICATION AGREEMENT


          THIS MODIFICATION AGREEMENT ("Modification Agreement") dated as of June 30, 1997, by and among ASTEA INTERNATIONAL INC. ("Borrower"), PNC BANK, NATIONAL ASSOCIATION, successor by merger to Midlantic Bank, N.A. ("Bank") and PNC LEASING CORP. ("PNC").

                                   BACKGROUND

     Borrower and Bank entered into a certain Amended and Restated Loan and Security Agreement dated as of April 24, 1995 (as amended to date, the "Loan Agreement"), the terms of which are incorporated herein by reference. Borrower and PNC have entered into a certain Master Lease Agreement ("Master Lease") dated October 30, 1996, Lease No. 937, and, in connection therewith, have from time to time executed various Schedules, and Supplements to Schedules (said Master Lease, together with all Schedules and Supplements heretofore and hereafter executed in connection therewith, being hereinafter collectively referred to as the "Lease").

     Borrower has advised Bank of the occurrence of certain Events of Default under and as defined in the Loan agreement, including, specifically, Borrower's failure to comply with the financial covenants set forth in the Loan Agreement. By reason of Sections 20 and 22 (g) of the Master Lease, an Event of Default has occurred under the Lease.

     Borrower has requested that Bank and PNC waive the said Events of Default, and each of bank and PNC is willing to do so on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties, INTENDING TO BE LEGALLY BOUND, agree as follows:

     1. The parties hereby confirm the recitation of facts set forth in the Background provisions hereof, and, without limitation, Borrower hereby confirms the occurrence of the Events of Default as described therein.

     2. Effective as of June 30, 1997, Section 6.01 (B) of the Loan Agreement is hereby amended and restated in its entirety as follows:

       "(B) Borrower shall at all times comply with the following financial ratios, determined in accordance with GAAP:

             (1) Borrower shall maintain a Ratio of Indebtedness to Tangible Net Worth of not more than 3.35 to 1.0 as of June 30, 1997, 2.88 to 1.0 as of September 30, 1997, 2.27 to 1.0 as of December 31, 1997 and 2.0 to 1.0 as of the end of each fiscal quarter thereafter.

             (2) Borrower shall maintain a Debt Service Ratio of not less than
     1.1 to 1.0 as of June 30, 1998 and as of the end of each fiscal quarter thereafter, determined on the basis of the four fiscal quarters then ended.

             (3) Borrower shall have a Net Profit (net income after taxes) of not less than $500,000 per fiscal quarter, commencing with fiscal quarter ending September 30, 1997.


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Subject to satisfaction of all conditions as set forth in Section 3 hereof, each of Bank and PNC hereby waive the outstanding Events of Default based on Borrower's noncompliance as of March 31, 1997 with the financial covenants as presently set forth in Section 6.01 (B) of the Loan Agreement.

     3. As a condition to the effectiveness of this Modification Agreement, including Bank's agreement to waive outstanding Events of default as set forth in Section 2 hereof:

          a. Borrower shall, concurrently herewith, pledge with Bank cash in the amount of $2,000,000, to be held by Bank, or an affiliate of Bank, as collateral security for all of Borrower's present and future liabilities and obligations to Bank and PNC. In order to more fully effect the intent hereof, Borrower hereby grants to each of Bank and PNC a security interest in said cash and in all Investment Property (as defined in the Pennsylvania Uniform Commercial Code) in which such cash may from time to time be invested, including any custodial or other investment account now or hereafter maintained with Bank or any affiliate of Bank, and in all proceeds thereof. If invested through any custodial or other investment account maintained with Bank or any affiliate of Bank, Borrower agrees that, without Bank's prior written consent, Borrower will have no right to liquidate or otherwise withdraw any investment or cash with respect to such account until all of Borrower's liabilities and obligations to Bank and PNC have been paid in full and Bank and PNC have no further commitments to Borrower, notwithstanding anything to the contrary contained in any custodial or other agreement at any time executed in connection with such custodial, or other investment account. If requested by Bank, Borrower will deliver to Bank such further documents or instruments required by Bank in order to more fully grant, perfect and protect the foregoing pledge and security interest, including without limitation, an agreement, inform and substance satisfactory to Bank, duly executed by any person or entity with whom such cash is invested by which such person or entity confirms that it holds the same subject to the lien thereon created in favor of PNC and Bank and agrees to take instructions and entitlement orders with respect to such investment from Bank and/or PNC;

          b. Borrower shall, concurrently herewith, execute and deliver to Bank a Cross-Collateralization Agreement in the form of Exhibit "A" hereto;

          c. Borrower shall deliver to Bank resolutions of Borrower's Board of Directors authorizing the execution and delivery of this Modification Agreement and the other documents to be executed pursuant hereto.

     4. Subject to satisfaction of all conditions as set forth in Section 3 hereof, the Revolving Credit Termination Date, as defined in the Loan Agreement, is hereby extended to June 1, 1998.

     5. Borrower hereby ratifies and reaffirms all of its obligations and liabilities to each of PNC and Bank agrees that the same are owing without offset, counterclaim or other defense of any nature. Borrower specifically ratifies and reaffirms all confession of judgment and waiver of jury trial provisions set forth in any document or instrument executed in connection with or otherwise evidencing such obligations or liabilities. Borrower specifically releases each of Bank and PNC, their respective present and future officers, employees and legal counsel, from any and all matter of claims, liabilities, suits, actions, causes of action and damages of any kind or nature whatsoever, at law or in equity, which Borrower has arising from or relating to any act or omission by Bank or PNC and/or any such officer, employee or legal counsel, through and including the date hereof in connection with the consideration, negotiation, consummation, administration and/or enforcement of Borrower's liabilities and obligations to PNC or Bank, including the Loan Agreement, the Lease and this Modification Agreement.

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       IN WITNESS WHEREOF, the parties have executed this Modification Agreement on the date first above written.

                                    ASTEA INTERNATIONAL INC.

                                    By:      /s/ John G. Phillips
                                             John G. Phillips

                                    Attest:  /s/ Michael Gresko
                                             Michael Gresko


                                    PNC BANK, NATIONAL ASSOCIATION

                                    By:      /s/ Joseph A. Serianni
                                             Joseph A. Serianni


                                    PNC LEASING CORP.

                                    By:


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